Exhibit 14.0

COAST NATIONAL BANK EMPLOYEE HANDBOOK: SECTION 1
YOUR ROLE AT COAST NATIONAL BANK

The reputation of an organization can hinge on many things, yet we often form an opinion of a company based on experience with a single employee.  Many people will get their most lasting impression of Coast National Bank through you.  Your personal qualities, such as courtesy, helpfulness, knowledge and being good at what you do, influence the public’s attitude toward you and our organization.

1.0           CODE OF ETHICS

Coast National Bank’s reputation for integrity and honesty is at the cornerstone of its business and its most valuable asset.  Such a reputation is built and maintained through the efforts of its officers, managers and employees at all levels.  Coast National Bank must conduct all of its activities in a manner deserving of the constant trust and confidence of its customers.  All employees, officers and managers of Coast National Bank are expected to adhere to the highest ethical standards by conducting themselves in a manner which will bring credit to Coast National Bank, and avoiding any actions which might discredit Coast National Bank.

An employee’s actions under this policy are deemed to be significant indications of the individual’s judgment and competence.  Accordingly, disregard of or insensitivity to the principles of this policy will be grounds for disciplinary action, up to and including immediate discharge.

1.1           CONFIDENTIAL CUSTOMER INFORMATION

In the course of performing Bank duties, Coast National Bank employees acquire confidential information considered to be extremely sensitive by customers.  This information shall not be revealed to unauthorized persons nor shall customers’ finances be discussed with others within the Bank unless their duties require the information.  Additionally, you should always be discrete when discussing customer information where others might hear you.  Information about customers can be released only when authorized by the customer or subpoenaed by the court or administrative agencies, and then the information released must be accurate and within the confines of the release-authorizing document.

When a customer identifies Coast National Bank in writing as a credit reference, this is a signed authorization to release credit information.  Banks also share credit information with each other, but this is only done when there is a written authorization.  This sharing is only done to support credit decisions, and the sharing is based on assurances that source confidentiality will be respected and that the information is accurate and not misleading.  No information should be given over the phone; the only exception would be to confirm if there are sufficient funds in an account to cover a check at a particular moment.  The inherent conflict between the customer’s right to confidence and privacy and the need for creditors to share credit experience should be recognized.  This conflict cannot be entirely resolved, but its consequences can be mitigated by exercising extreme care when exchanging credit information.

1.2           INTEGRITY

Coast National Bank does not want to be in a position where it might be thought that one of our employees compromised his/her professional integrity or acted in a biased manner for any reason. Employees should never use any customer information for the benefit of themselves or others.  Confidential information about Bank customers that reflects favorably or adversely on the investment value of any business enterprise is “insider information”.  It should not be used for personal investment advantage or provided to others for their investment advantage.

•      A Coast National Bank employee should not represent the Bank in any transaction where he or she has a material connection or a financial interest.  Examples of material connections would include relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with the Bank.  An example of a financial interest would be an officer’s involvement as a proprietor, partner, or joint venture of or with a firm doing business with the Bank.

•      Bank employees should avoid taking part in transactions involving any of the above circumstances.  By “transactions”, we are talking about not only making loans, but also about approval of overdrafts, accepting checks on uncollected funds, waiving NCF, overdrafts or late charges, and waiving the requirements for financial statements or collateral documents.  When there is a potential conflict of interest, ask someone else in the Bank to handle the transaction.

1.2.1.      GIFTS, FEES, LEGACIES AND LOANS

Coast National Bank cannot permit the impartial judgment of its employees to be compromised through the inappropriate receipt of entertainment, gifts, gratuities or other courtesies (collectively “gratuities”).  Employees may not accept anything as a result of, or in anticipation of any transaction with a present or prospective customer or vendor.  It is important that employees decline any gratuities which would cause even the slightest question of improper influence.  The receipt of any cash gratuities from anyone and receipt of any gratuities from competitors is absolutely prohibited.

When in doubt, employees should neither accept nor offer gratuities.  Employees should immediately discuss any questions or concerns regarding the application of this policy to any specific situation with the President or Chairman.

These ethical standards flow both ways.  Accordingly, it would be a violation of these standards for any Coast National Bank employee to offer an inappropriate gratuity to any customer, vendor or competitor.

•      A Bank employee should not accept a loan from a Bank customer, supplier, or any other person seeking a relationship with the Bank (hereinafter collectively referred to as “Bank customer”).  This prohibition does not apply to loans from banks or other financial institutions on customary terms to finance proper credit needs.  All executive officers must report within 10 days to the Board of Directors any borrowings from other Banks.

•      A Bank employee should not personally make loans to a Bank customer.

•      A Bank employee should not receive anything of value for making a loan.

•      A Bank employee should not accept a fee for performing any act that the Bank could have performed.

•      It is improper for a Bank employee to accept a gift from a customer.  This rule does not apply to (a) food, refreshments or entertainment at meals or business meetings, (b) advertising or promotional material of nominal value, (c) awards from charitable organizations, or (d) gifts of nominal value on special occasions such as Christmas.  (Nominal value will be determined on a case-by-case basis; however, items valued at over $50 would need to be reviewed by the Board of Directors.)

•      A Bank employee should not sell anything to a customer at a value in excess of its worth nor should he or she purchase anything from a customer at a price below its worth.  (Acceptance of discounts or rebates on merchandise is permitted if they are also available to their routine customers of the Bank.)

•      A Bank employee should refuse any legacy or bequest from a Bank customer who is not a close relative.  He or she should also refuse to serve personally as an executor, trustee, or guardian of the Bank customer’s real estate or trust unless the customer is a close relative.

•      A Bank employee should not indirectly perform any act that these rules prohibit directly; for example, it is just as wrong to arrange for a member of the family to receive a gift as it is for the employee to accept the gift directly.

1.2.2.      INVESTMENTS

•      It is prudent to refrain from investing in a Bank customer’s business and it is improper for a Bank employee to subscribe to new issues of stock in a Bank customer’s business.

•      Speculative investing such as playing the commodities market, margin buying, short accounts, puts, calls, or combinations are not prudent for Bank employees.

1.2.3        DISHONEST OR FRAUDULENT ACTS

Any form of dishonesty or fraud on the part of Coast National Bank employees is totally unacceptable conduct.  Acts which are considered to be dishonest or fraudulent include, but are not limited to:

•      Employees performing transactions on any account on which they have a personal interest, i.e., co-owner, co-signer.

•      Manipulation of loan accounts, documents, computer records, shares, or checking accounts.

•      Theft of any kind, including stealing from customers’ accounts, overpayments of interest or creating fictitious loans.

•      Repeated incidents of non-sufficient funds checks.

•      Check kiting.

•      Forgeries.

•      Tampering, altering, or falsifying time sheets.

•      Unauthorized or unapproved salary advances or overtime.

•      Violation of Coast National Bank rules, internal controls, regulations or procedures.

•      Failing to secure collateral, to properly record a security interest in collateral, or pledging a customer’s account as collateral without that customer’s permission.

•      Granting or requesting preferential treatment for ANYONE.

Upon discovery of a dishonest or fraudulent act committed by an employee or any evidence suggesting such an act, the Personnel Department must be immediately notified.

Federal law requires Coast National Bank to submit a written report to various agencies (including the F.B.I. and the U.S. Attorney’s Office) whenever Coast National Bank becomes aware of or suspects any of the following situations:  any violations of federal or state banking laws; any check kiting operations (whether or not Coast National Bank suffers a loss); any mysterious disappearance or unexplained shortage of Bank funds or other assets.  Once reported, these matters become the sole responsibility of the federal authorities and Coast National Bank is powerless to protect its employees from any penalties such authorities might impose.

COAST BANCORP

CODE OF ETHICS

March 2004

The Board of Directors of Coast Bancorp (with its subsidiaries, the “Company”) has adopted this code of ethics (this “Code”) to:

•      promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•      promote full, fair, accurate, timely and understandable disclosure;

•      promote compliance with applicable laws and governmental rules and regulations;

•      ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•      deter wrongdoing.

All Directors, Officers and Employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company’s more detailed policies and procedures set forth in the Code of Conduct Policy are separate requirements and are not part of this Code.

For purposes of this Code, the “Code of Ethics Contact Person” will be the Company’s Audit Committee Chair.

From time to time, the Company may waive some provisions of this Code.  Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by the rules and regulations of the Securities and Exchange Commission (the “SEC).  Any waiver for other Employees may be made only by the President and CEO.

Honest and Candid Conduct

Each Director or Officer owes a duty to the Company to act with integrity.  Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Director and Officer must:

•      Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

•      Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

•      Adhere to a high standard of business ethics.

Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company.  A conflict of interest can arise when a Director or Officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  For example, a conflict of interest would arise if a Director or Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage.  Conflicts of interest should, wherever possible, be avoided.

Clear conflict of interest situations may include the following:

•      any significant ownership interest in any supplier or client;

•      any consulting or employment relationship with any supplier, competitor or client;

•      any outside business activity that detracts from an individual’s ability to devote appropriate time an attention to his or her responsibilities with the Company ;

•      the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

•      being in the position of supervising, reviewing or having any influence on the job, evaluation, pay or benefit of any immediate family member: and

•      selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable Directors or Officers are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Code of Ethics Contact Person.

Anything that would present a conflict for a Director or Officer would likely also present a conflict if it is related to a member of his or her family.

Disclosure

Each Director, Officer or Employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer, the Controller and the Credit Administrator, is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, each such persons having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company Officers and Employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Director or Employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•      Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

•      No knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

•      Properly review and critically analyze proposed disclosure for accuracy and completeness.

Compliance

It is the Company’s policy to comply with all laws, rules and regulations.  It is the personal responsibility of each Officer and Director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

It is against Company policy and in many circumstances illegal for a Director or Officer to profit from undisclosed information relating to the Company or any other company.  Any Director or Officer may not purchase or sell any of the Company’s securities (stock) while in possession of material nonpublic information relating to the Company.  Also, any Director or Officer may not purchase or sell securities or any other company while in possession of any material nonpublic information relating to the company.

Any Director or Officer who in uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies he or she is familiar with by virtue of his or her work for the Company, should consult with the Company’s legal representative.

Reporting and Accountability

The Company’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interprets this Code in any particular situation.  Any Director who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly.  Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person.  A Director or Officer who is unsure o whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each Director or Officer must:

•      Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

•      Not retaliate against any other Director, Officer or Employee for reports of potential violations that are made in good faith.

The Company’s Audit Committee shall take all action they consider appropriate to Investigate any violations reported to them.  If a violation has occurred, the Company will take such disciplinary or preventative action as it deems appropriate, after consultation with the Audit Committee.

From time to time, the Company may waive some provisions of this Code.  Any waiver of the Code for Executive Officers or Directors of the Company may be made only by the Board of Directors and must be promptly disclosed as required by SEC.

Corporate Opportunities

Directors and Officers owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors and Officers are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.  More generally, Directors and Officers are prohibited from using corporate property, information or position or for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors and Officers who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult with the Company.

Confidentiality

In carrying out the Company’s business, Directors and Officers often learn confidential or proprietary information about the Company, its customers, clients, suppliers or joint venture parties.  Directors and Officers must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information of the Company, and of other companies, includes any nonpublic information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Fair Dealing

We have a history of succeeding through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices. Each Director and Officer should endeavor to deal fairly with the Company’s customers, clients, service providers, suppliers, competitors and employees.  No Director or Officer should take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts, or any unfair dealing practice.

Protection and Proper Use of Company Assets

All Directors and Officers should protect the Company’s assets and ensure their efficient use.  All Company assets should be used only for legitimate business purposes.